Exhibit 4.11

Investment Agreement

Party A: Chongqing Jintong Industrial Construction Investment Co., LTD

Address: No. 123, Jintong Avenue, Zijia Street Office, Jannan District, Chongqing

Legal representative: Xu Chuanxi

Position: Chairman

Party B: Chengdu Qilianshan Biotechnology Co., LTD

Address: No. 8 yujian Road, Linqiong Industrial Park, Qiongwei City, Chengdu

Legal representative: Xin Yuchang

Position: President

After friendly and equal consultation, both party a and party b to party b voluntarily in model. flood-control of high-tech investment construction pig by-products deep processing projects, according to the law of the People's Republic of China civil code, the land administration law of the People's Republic of China and other laws and regulations of the relevant regulations, in line with the principle of equality, voluntariness, honesty and credit to conclude the following contract.

Chapter I Project Overview

Article 1 Project Name: Pig By-product Intensive Processing Project (hereinafter referred to as the Project).

Article 2 Main business scope of the project (main products): intensive processing and production of casings and pig by-products, crude protein and heparin sodium.

Article 3 Project scale: The total land area of the project is about 50 mu, and the total investment is 540 million YUAN, including fixed asset investment of 150 million yuan and working capital of 390 million yuan.

Article 4 Project benefits: The designed production capacity will be reached within 3 years after the project is put into operation, with annual invoicing output value of 500 million yuan and annual tax revenue of 7.5 million yuan. The invoicing output value shall not be less than RMB 100 million and the tax revenue shall not be less than RMB 1 million in the first full year after the project is put into operation (one full year after the project is put into operation shall be a full year); In the second full year, the invoiced output value shall not be less than 300 million yuan, and the tax revenue shall not be less than 3 million yuan; In the third full year, the invoiced output value shall not be less than 500 million yuan, and the tax revenue shall not be less than 7.5 million yuan.

Chapter II Project Land

Article 5. Land location and area of the project: the project land plot proposed location is located in model.flood-control of high-tech zone T8-2/03 (J4 road in the west, T4 road in the south, north near T6 road), . quasi listing-for-sale land area of about 50 acres, land properties of M3 industrial land, land conditions for smooth, location, area, in order to block the red figure shall prevail (attached at the beginning of the print and electronic versions Step red line diagram).

Article 6 Land use right supply method: Party B shall submit a written application for land transfer to Party A, and Party A shall coordinate with land administrative departments to provide state-owned land use right of construction project land by means of bidding, auction and listing. Party B shall provide relevant materials in accordance with the requirements of transfer documents and announcement to participate in bidding. The final location, area, land use and service life of the construction project shall be subject to the State-owned Construction Land Use Right Transfer Contract.

Article 7 Based on the progress of the project, Party A shall timely coordinate with relevant departments to organize the project land bidding, auction and hanging transfer work.

Article 8 Land Transfer Price: The project land transfer price (initial price/floor price) shall be determined by the special meeting of land transfer held by the district government, and the final transaction price shall be subject to the Transaction Confirmation of the Right to Use state-owned Construction Land; After the land use right is concluded, Party B shall pay the transfer price of state-owned land and other taxes on time according to the Agreement of The Transaction Confirmation of state-owned Construction Land Use Right and the Contract for The Transfer of State-owned Construction Land Use Right.

Article 9 The valuation area of the right to the use of the land shall be based on the area of the parcel of land specified in the Contract for assigning the right to the use of state-owned land.

Chapter III Relevant agreements for project promotion

Article 10 After this Contract is signed, Party B shall assign a special person to track the performance of the relevant provisions of this Contract and report to Party A (Enterprise Service Department) for the record.

Article 11 Party A shall assist Party B in handling relevant administrative examination and approval (filing) procedures, and Party B shall take the initiative to prepare and provide relevant documents and pay relevant fees according to relevant provisions.

Article 12 Within 15 working days after the signing of this Contract, Party B shall set up a project company with independent accounting in Tongnan district, complete the registration procedures of industrial and commercial and tax registration of the project company and put on record; Party A shall provide party B with the project land use red line map for planning, construction and other related procedures after the land use is approved by relevant authorities.

Article 13 The project shall complete the entrustment of eia, safety assessment and scheme design within 20 working days from the date of providing the red line map of land use for the project; The entrustment of geological prospecting shall be completed within 10 working days after the design scheme is approved; Party B shall submit the copy of each entrustment agreement to Party A (Enterprise Service Department) for the record within 5 working days after signing it.

Article 14 The project shall, within 3 months from the date of providing the red line map of land use for the project, complete the scheme design and examination, and complete the examination and filing of construction drawings within 3 months.

Article 15 Safety assessment design and approval, and environmental assessment design and approval shall be completed within 3 months from the date when the project land red line map is provided.

Article 16 Party B shall, within 20 working days after completing relevant provisions in Article 14 and Article 15 hereof, complete the confirmation by the construction unit and supervision unit of the project and submit relevant materials to Party A (Enterprise Service Department) for record.

Article 17 After Party B completes relevant provisions in Article 16 of this Contract, Party A shall deliver the land for the project to Party B within 10 working days, coordinate relevant departments to lay water and electricity for construction within 50 meters beyond the red line of land for the project, and sign written land handover procedures.

Article 18 Party B shall ensure that the construction of the project shall commence in accordance with the construction drawings within 10 working days from the date when Party A hands over the land.

Article 19 In order to ensure the smooth operation of the project after completion, Party B shall, at the beginning of the project construction, begin to apply for registration of water, electricity and gas for formal production, design and construction commission of the project.

Article 20 Party B shall ensure that the project passes the civil completion acceptance within 9 months from the date of delivery by Party A, and complete the equipment installation and commissioning and officially put into production within 3 months after the civil completion acceptance. After the project is put into operation, the project shall report the output value, pay tax revenue and complete the declaration of industrial enterprises above designated size according to relevant regulations.

Article 21 Party A shall start the bidding, auction and hanging of the project land within 5 working days after Party B completes the infrastructure construction of the project plant.

Chapter IV Project Support Policy

Article 22 The project shall enjoy relevant preferential policies of the state and Chongqing, as well as preferential policies for attracting investment (see Document No.3,2020 for details). The relevant preferential policies of China, Chongqing and Tongnan District have similar provisions, and the project company can choose the best, but cannot enjoy them repeatedly. If Party B fails to complete the tax provisions in Article 4 hereof, Party A shall have the right not to give relevant preferential tax policies.

Article 23 The State, Chongqing Municipality and Tongnan District shall have new provisions on preferential policies.

Article 24 Party A shall provide special project support funds of RMB 2.5 million for the project. The specific payment time is as follows: the project is completed and put into production in accordance with the time agreed in the project investment Contract for RMB 1.5 million yuan, the first year of the agreed tax fund for the enterprise project is RMB 500,000 yuan, and the agreed tax fund in the second year after being put into production. If the support funds are RMB 500,000, Party A shall request Party B to provide relevant supporting materials from Party A to verify that Party B meets the written application and meets the requirements of the supporting funds, Party A has the right not to provide the special support funds and recover the project special support funds paid.

Chapter V Special Provisions

Article 25 After the project company established by Party B under this Agreement is established and obtained the formal business license, Party B's rights and obligations in this Agreement shall be transferred to Party B as the Project Company.Party B and the actual controller and legal representative of Party B shall assume joint and several guarantee liability for all the obligations of the Project Company under this Agreement.Party B's obligations to Party A within 10 years after the Contract shall be irrevocable joint and several guarantee liability by the actual controller and legal representative of Party B.To avoid ambiguity, Party B shall be responsible for urging and ensuring that within 10 working days from the date of signing this Agreement, the irrevocable commitment letter is issued to the actual controller and legal representative of Party B, promising that it is fully aware and unconditionally assume irrevocable joint and several guarantee liability for Party B's obligations under this Contract, for 10 years from the date of expiration of the principal debt performance period.If Party A fails to issue the commitment letter as agreed above, Party A shall have the right not to pay the project support policies agreed in Chapter IV of this Contract. The realized support policies shall be returned by Party B and Party B's Project Company, and Party A shall not compensate for the investment already made by Party B and the Project Company.In addition, Party B and its sureties are not entitled to transfer or transfer in part or all any rights or obligations under this Agreement to other third parties without the prior written consent of Party A.

Article 26 Within 20 working days from the date of signing the investment contract, Party B shall pay the Project performance deposit. Party B shall submit a written application after Party B signs the Contract for the Contract. Party B shall return it to Party B within 5 working days after the review by Party A.

Article 27 If the project needs special water, electricity and gas supply or special line, Party B shall negotiate with the relevant supply departments themselves. Article 28 If Party B fails to complete or pass any item of the design scheme, the safety evaluation and the EIA with Party A and the assistance of the contract, Party A has the right to terminate the contract and refund the full performance bond paid by Party B. Party B shall bear the losses caused thereby, and Party A shall not make any compensation and compensation.

Article 29 The construction of the Project shall strictly abide by the Regulations on the Administration of Construction Engineering Safety Production and other laws and regulations, and obey the management of the local government and relevant functional departments. In the following situations (including but not limited to): all legal and economic responsibilities caused by safety risks or accidents, unpaid wages or project payment shall be borne by Party B.

Article 30 In the production and operation, the project shall be strictly implemented in accordance with the relevant laws and regulations on safety, environmental protection and fire control of the state and Chongqing Municipality, obey the management of the local government and relevant functional departments of the project, and strictly abide by the Labor Contract of the People's Republic of China.The Law produces and operates to ensure the normal operation of the enterprise; and all the following responsibilities (including but not limited only to): safety accident, wage arrears or violation of, national laws and regulations.

Article 31 Party B shall ensure that the actual business life of the Project Company in Tongnan High-tech Zone is not less than 10 years from the date of registration and establishment.

Chapter VI Contract Change and termination

Article 32 After the Contract comes into force, any change or supplement to this Contract shall be invalid without any other written agreement and signature or seal made by the legal representatives or authorized representatives of both parties.

Article 33 Unless already agreed herein, both parties may terminate the Contract upon mutual agreement or satisfaction; if the defaulting party shall still bear the corresponding liability for breach of contract after the other party terminates the Contract according to law.

Chapter VII Liability for breach of contract and cause of exemption from liability

Article 34 If one party breaches this Contract and causes losses to the other party, the defaulting party shall bear the liability for breach of contract.

Article 35 Party A is liable for breach of contract

(I) After the relevant provisions of Article 16 of Party B's Yuan Cost Contract, Party A fails to attend Party B shall deliver the land for the project to Party B within 10 working days. For each day delayed, Party B shall pay liquidated damages equal to 0.1% of the total amount of the actual investment by Party B (subject to the appraisal result of a third-party organization recognized by both parties, the same below).

（2）When delivering the land to Party B, If Party A fails to lay the water and electricity facilities for construction within 50 meters beyond the red line of land for the project, party A shall pay party B a penalty equal to 0.1% of the total amount of capital actually invested by Party B for each day delayed.

（3）If Party A fails to start the bidding, bidding and hanging of the project land within 5 "working days after Party B completes the basic construction of the plant, each day of delay shall be based on Party B's actual situation. 0.1% of the total amount of international investment shall be paid to Party B as penalty.

（4）When the Project is completed and put into operation, if Party A fails to complete the construction of roads, water supply and drainage pipes and power lines that must be used for the project according to the development Zone plan, party A shall pay party B a penalty equal to 0.1% of the total amount of actual investment by Party B for each day delayed.

Article 36 Party B's liability for breach of contract

(I) If Party B fails to start, complete, put into production and other construction plans within the time limit set forth herein, and there is no reason to be exempted from liability, Party A shall have the right to choose one of the following ways or both ways to deal with the situation: (1) According to the construction area to be started, Party A shall charge Party B liquidated damages at the standard of 20,000 yuan per mu; (2) Party B fails to implement or fails to fully implement various supporting policies for the project.

(II) If Party B fails to start construction within the time limit agreed herein, the delay shall be more than one year and less than two years; Or if party b has started construction but the construction land area is less than one third of the total construction land area or the investment amount accounts for less than 25% of the total investment amount, and the construction has been suspended for more than one year and less than two years without any reason for exemption, party a shall have the right to simultaneously :(1) terminate the contract; (2) Party B shall repurchase the right to use the construction land of the project with the amount of the land comprehensive price actually paid by Party B according to this Contract, and all taxes arising from the repurchase shall be borne by Party B (the part borne by Party A shall be directly deducted from the repurchase price). In the case of any above-ground buildings, structures and ancillary facilities, partially or wholly, party B may be compensated appropriately within the available value. However, party B's loss caused by the breach of contract to a third party or the loss caused by the suspension of business and other indirect losses are not within the scope of compensation;

(III) If the project land is left idle due to party B's fault, it shall be handled by the land administrative department in accordance with the Relevant provisions of “Measures for Disposal of Idle Land” issued by the Ministry of Land and Resources.

(IV) if party b without authorization transfer of the land or change the land use, without authorization, party a has the right to terminate this contract in accordance with the land expropriation cost after receive the land plots of land transfer, integrated part of the price of gold is lower than the cost of land expropriation or withdraw the land plots of land use rights according to law, all legal responsibility and economic responsibility arising therefrom shall be borne by party b solely.

(V) If Party B violates other obligations agreed herein and fails to correct after being urged, Party A shall not implement any supporting policies for party B in this project.

(VI) If this Contract is terminated due to no fault of Party A, Party A shall have the right to request Party B to refund all kinds of support funds paid by Party A.

(VII) If Party B fails to complete the investment on time or fails to complete the project construction and tax revenue due to its own reasons, Or stop production, business, closure, included in the list of persons subject to enforcement for trust-breaking, list of abnormal operation of the national enterprise credit information disclosure system or list of serious illegal and trust-breaking, Or move away from Party A's jurisdiction without authorization before the expiration of the minimum production and operation years in Party A's jurisdiction, Or falsification, forging information, or defrauding supporting policies, Party A shall have the right to terminate this Agreement, Party A will not compensate for the investment already generated by Party B, And shall have the right torequest Party B to return all the realized supporting policies, And Party B shall bear the fund occupation fee of 0.1% per day from the date of obtaining the support funds.

Article 37: Force Majeure

(I) Force Majeure refers to an objective situation that cannot be foreseen, unavoidable and insurmountable. The following conditions (including but not limited to) that meet the aforementioned conditions are force majeure:

1 .Natural disasters: flood, hail, fire, lightning, earthquake, typhoon, infectious diseases, etc.;

2. Government behavior: expropriation, requisition, laws, administrative regulations, local regulations, rules, local government normative documents and government policies changes, etc.;

3. Social abnormal events: war, unrest, terrorist attacks, strikes, etc.

(II) If it fails to perform, partially perform or delay this Contract due to Force Majeure, according to the extent of the performance of the main obligations within the scope of the force Majeure, but the principal is affected by the Force Majeure The party to perform the obligation shall notify the other party of the event within 3 working days from the date of force majeure, and evidence the other party for failure or partial failure or need to delay performance within 7 working days from the date of the event.If the other party fails to notify the situation of force majeure on time or fails to submit the relevant certificate in time, it shall bear the losses suffered by the other party for failing to know the force majeure in time, except if it cannot be notified due to objective reasons.

(III)The party affected by Force Majeure shall take all necessary measures to reduce the losses and resume the performance of this Contract immediately after the elimination of the event, unless the performance is impossible or unnecessary.If one Party is unable to perform its obligations under this Contract due to a Force Majeure Event, the other Party shall be entitled to terminate part or all of the Contract under the influence of Force Majeure.

Article 38. Others

(I) Party A and Party B cannot advance the project normally due to non-subjective reasons, including but not limited to delay in obtaining project land approval by Party A, land acquisition and demolition; If Party B extends the construction period due to climate reasons, Party A and Party B shall appropriately extend the agreed time for construction in this Contract C through negotiation.

(II) If Party B fails due to market factors, industry integration and adjustment, Party B is allowed to introduce new projects conforming to the industrial planning of the district; or Party B is unable to continue production and operation due to broken capital chain, Party B is allowed to introduce new investors for assets reorganization. Specific matters shall be subject by Party A It can only be implemented after deliberation and approval.

Chapter VIII Supplementary Provisions

Article 39 The domicile of Party A and Party B indicated on the front page of this Contract shall be deemed to be the contact address of the written documents and legal documents of litigation and arbitration. If there is any contact address of either party, either party shall notify the other party in writing within 3 working days after the change, otherwise the contact address shall still be used as the valid service address.

If the notice is delivered by telex, fax or in person, the date of receipt shall be the date of telex or fax or delivery in person.If the notice is sent by registered mail, the next day of the postmark or the express order and the delivery date recorded on the network is served, and the earlier time shall prevail.

Party A's main contact personnel and telephone number: Chairman:

Xu Chuanxi

Party B Main contact personnel and telephone number:

Legal representative: Xin Yuchang

Project leader: Liu Dingqian

Article 40 This Contract is a formal legal document, and all the recorded terms and conditions are true and valid and bind both parties.Party A and Party B may make a supplementary agreement on matters not covered herein. The supplementary agreement has the same legal effect. If the supplementary agreement and this contract, the supplementary agreement shall prevail.

Article 41 The execution currency agreed in this contract is RMB.

Article 42 Any dispute arising from this Contract or related to this Contract shall be settled through negotiation. If it cannot be resolved through negotiation, either party may submit litigation to the people's court with jurisdiction where Party A is located.

Article 43 This Contract shall be established and come into force after being signed and affixed with the official seal bythe legal representatives or authorized representatives of both parties.

Article 44 This contract is made in six copies, with Party A holding four copies and Party B holding two copies, all of which have the same legal effect.

[There is no text below, signing part for the project investment contract of the construction of pig by-product intensive processing project]